Exhibit 10.27

Addendum to
SETTLEMENT AGREEMENT

This Addendum to Settlement Agreement ("Agreement") is made and entered into effective as of May 17, 2011, by and between Tim J. Mahoney, Bloomfield LLC, and M.I.C. Inc. (hereinafter collectively "MAHONEY"), and Hewitt Energy Group, Inc. ("HEG”), Hewitt Operating, Inc. ("HOPIN") and Hewitt Petroleum, Inc. (hereinafter collectively "HEWITT"). MAHONEY and HEWITT are referred to as the "the Parties," and any one of the Parties is sometimes referred to as a "Party".

The Parties agree to modify and amend the Settlement Agreement dated effective as of March 31, 2011 (the "Settlement Agreement"), as follows:

1.
Oil Sales: Balance Due. All oil sales from the subject leases prior to April 30, 2011, shall belong to MAHONEY.  All oil sales after April 30, 2011 shale belong to HEWITT, and the net proceeds less operating expenses from such sales shall be applied to the balance of the Equalizing Payment in the amount of $26,400 due to MAHONEY under paragraph 6 of the Settlement Agreement. MAHONEY shall send an accounting of all oil sales and credits to HEWITT. The due date of such payment, after such credits are applied, shall be extended to June 25, 2011.

2.	No Other Changes. Except as modified hereby, the Settlement Agreement shall remain unchanged and in full force and effect.

M.I.C. Inc.	Hewitt Petroleum, Inc.

/s/ Tim Mahoney	/s/ J. David Gowdy
By Tim J. Mahoney, President	By J. David Gowdy, President/CEO

Tim J. Mahoney, Individually	Hewitt Energy Group, Inc.

/s/ Tim Mahoney	/s/ Douglas C. Hewitt
By Tim J. Mahoney	By Douglas C. Hewitt, President

Bloomfield, LLC	Hewitt Operating, Inc.

/s/ Tim Mahoney	/s/ Douglas C. Hewitt
By Tim J. Mahoney, Manager	By Douglas C. Hewitt, President